EXHIBIT 10.35

REAL ESTATE PURCHASE AND SALE CONTRACT

This Real Estate Purchase and Sale Contract (“Contract”) is entered into as of the Effective Date (as hereinafter defined) by and between AdvanSource Biomaterials Corporation, a Delaware corporation (“Seller”) and Chris Berardi or his nominee (“Buyer”).

W I T N E S S E T H:

For and in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to purchase from Seller, that certain tract of land including a commercial building consisting of approximately 99517 square feet and other improvements thereon, which site is commonly known as 229 Andover Street, Wilmington, Massachusetts, and is more particularly described on Exhibit A attached hereto and made a part hereof, together with all of Seller’s right, title and interest in and to any easements, rights-of-way or other interests in, on or to the described land, together with all improvements and fixtures located thereon as of the Closing Date, all and singular, and the rights and appurtenances pertaining thereto (the land and other property and rights which are described in this paragraph and which are being conveyed to Buyer pursuant to this Contract are herein together referred to as the “Property”), free and clear of all liens, claims, encumbrances and other matters affecting the Property or the title thereto except for the Lease (as hereinafter defined) and the Permitted Exceptions (as defined in Section 6(a) hereof), for the price and upon and subject to the terms, provisions and conditions hereinafter set forth.  Seller’s conveyance to Buyer shall be by quitclaim deed.

1. CONTRACT SALE PRICE:  The sales price (“Sales Price”) for the Property is a total of Two Million and No/100ths Dollars ($2,000,000.00), all of which shall be due and payable to Seller in cash at Closing (as hereinafter defined).

2. EARNEST MONEY:  Upon execution of this Contract by both parties, Buyer shall deposit Fifty Thousand and No/100ths Dollars ($50,000.00) in the form of a certified or cashier’s check or wire transfer (“Earnest Money”) with North East Title Partners, Attn:  William Bonaccorso, 131 Dartmouth Street, Boston, Massachusetts 02116, telephone:  (617) 912-0956, email:  williamb@northeasttitle.com (“Title Company”).  The effective date (“Effective Date”) of this Contract shall be the date when the Earnest Money and a fully executed copy of this Contract are delivered to the Title Company.  Provided that this Contract is not terminated by Buyer within the Due Diligence Period as provided in Section 4(a) below, then on the first business day following the Due Diligence Period, Buyer shall deposit an additional Fifty Thousand and No/100ths Dollars ($50,000.00) in the form of a certified or cashier’s check or wire transfer with the Title Company, which shall be added to and considered part of the Earnest Money for all purposes hereunder.  The Earnest Money shall be held in a joint order escrow account with the Title Company, upon the terms and conditions as set forth upon the Title Company’s standard joint order escrow agreement.  The Earnest Money shall be held in a separate insured bank account (and not commingled with the Title Company’s accounts) and invested by the Title Company in an interest bearing account with an institution reasonably acceptable to both Buyer and Seller.  Any interest earned on the account shall become additional Earnest Money.  At Closing, the Earnest Money shall be applied to the Sales Price.  This Contract shall be null and void if Buyer fails to deliver the Earnest Money to Title Company within two (2) business days after execution of the Contract by both parties.

3. CLOSING:

(a) The closing of the sale (“Closing”) shall take place at the offices of the Title Company on a mutually agreeable date, but in no event later than the twenty-first (21st) calendar day following the expiration of the Due Diligence Period (as hereinafter defined), the actual date on which the Closing occurs being herein referred to as the closing date (“Closing Date”).

(b) SELLER’S CLOSING RESPONSIBILITIES:  At the Closing, Seller shall deliver or cause to be delivered to Buyer or the Title Company, as the case may be, the following:

(i) A quitclaim deed (“Deed”) granting and conveying to Buyer title in fee simple to the Property, subject only to the Lease and the Permitted Exceptions as provided for in Section 6(a) of this Contract;

(ii) Evidence of Seller’s capacity and authority to close this transaction;

(iii) A non-foreign person affidavit pursuant to Section 1445 of the Internal Revenue Code, as amended;

(iv) Two counterparts of the Lease, duly executed by Seller;

(v) Payment of Seller’s expenses as necessary to close this transaction; and

(vi) Other documents duly executed reasonably necessary to close this transaction.

(c) BUYER’S CLOSING RESPONSIBILITIES:  At the Closing, Buyer shall deliver or cause to be delivered to Seller or the Title Company, as the case may be, the following:

(i) Balance of the Sales Price;

(ii) Evidence of Buyer’s capacity and authority to close this transaction;

(iii) Two counterparts of the Lease, duly executed by Buyer;

(iv) Payment of Buyer’s expenses as necessary to close this transaction; and

(v) Other documents duly executed reasonably necessary to close this transaction.

4. CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS:  Each of the following are conditions precedent to Buyer’s obligation to purchase the Property pursuant to this Contract:

(a) DUE DILIGENCE:  Buyer shall have until 5:00 PM, on the thirtieth (30th) calendar day from the Effective Date (“Due Diligence Period”) to perform any reasonable and customary nondestructive feasibility studies, inspections, tests and environmental assessments of the Property that Buyer deems appropriate (“Due Diligence”).  If during the Due Diligence Period, Buyer finds any information or condition(s) concerning the Property (other than matters affecting the title to the Property or matters reflected in the Survey of the Property) which information or conditions(s) are objectionable to Buyer within Buyer’s sole discretion or, if Buyer elects for any or no reason whatsoever not to proceed with the purchase of the Property, Buyer may terminate this Contract by written notice to Seller delivered prior to the end of the Due Diligence Period and provided Buyer is not in default herein, the Earnest Money shall be promptly returned to Buyer.  Upon the expiration of the Due Diligence Period, the Earnest Money shall be non-refundable but applicable to the Sales Price in the event of a Closing in accordance with the terms and conditions of this Contract.  In the event Buyer does not duly terminate this Contract prior to the expiration of the Due Diligence Period, this Contract shall continue in full force and effect according to its terms and conditions.

(b) TITLE COMMITMENT:  Buyer shall have the right to obtain from the Title Company, at Buyer’s cost, a commitment for title insurance in the amount of the Sales Price (“Commitment”) for a standard ALTA owner’s policy to be issued by the Title Company.  Buyer shall deliver a copy of the Commitment to Seller upon receipt.

(c) SURVEY:  Buyer may also obtain, and shall deliver to Seller and the Title Company upon receipt, a current survey of the Property (“Survey”) prepared by a surveyor (“Surveyor”) licensed to do business in Massachusetts, at Buyer’s cost.  The Survey shall be delivered to Seller, Buyer and the Title Company and the Survey shall be certified to Seller, Buyer and the Title Company and shall be sufficient to cause the Title Company to delete, at Buyer’s cost and expense, the printed exception for “discrepancies, conflicts or shortages in area or boundary lines, or encroachments, or any overlapping of improvements” in the Owner’s Title Policy to be delivered to Buyer at the Closing.

5. BUYER’S OBLIGATIONS:

(a) DUE DILIGENCE OBLIGATIONS:  Buyer agrees to perform all Due Diligence concerning the Property within the Due Diligence Period.  In this regard, Buyer or Buyer’s designated agents may enter the Property by contacting Seller (phone:  978-657-0075), whereupon Buyer will be provided access to the Property to perform such Due Diligence.  Notwithstanding anything herein to the contrary, within five (5) days after the Effective Date, to the extent reasonably requested by Buyer and to the extent the same are in Seller’s possession, Seller shall deliver to Buyer all service contracts, books, records, title documents, building reports, engineering studies, environmental reports, surveys, and other documentation pertaining to the Property (“Existing Data”).  Seller makes no representations or warranties as to the truth, accuracy, completeness, methodology of preparation or otherwise concerning the Existing Data or any other materials, data or other information supplied to Buyer in connection with Buyer’s inspection of the Property (e.g., that such materials are complete, accurate or the final version thereof, or that such materials are all of such materials as are in Seller’s possession).  It is the parties’ express understanding and agreement that such materials are provided only for Buyer’s convenience in making its own examination and determination prior to the end of the Due Diligence Period as to whether Buyer wishes to purchase the Property.  In all events, Buyer hereby covenants and agrees not to disclose to third parties the Existing Data or the results of any reports of investigations or tests concerning the Property performed by or at the request of Buyer.  Each of the foregoing Buyer covenants shall survive the termination of this Contract.  In the event the transaction described in this Contract shall not close, Buyer shall (i) restore the Property to its prior condition, if changed as a result of Buyer’s or Buyer’s agent’s, contractor’s and consultant’s Due Diligence; and (ii) if Seller so requests, return the Existing Data and furnish Seller with copies of all reports, studies, analyses and development plans or requirements prepared by or for Buyer as a part of Buyer’s Due Diligence (excluding internal business pro formas and other proprietary analysis performed by Buyer or Buyer’s employees, officers or directors).  Provided Buyer has duly terminated the Contract and is not otherwise in default, promptly after Buyer has completed the matters set forth in subparagraphs (i) and (ii) above, Buyer shall receive a full refund of any and all Earnest Money to which Buyer is entitled as a result of such termination.  All Due Diligence shall be at Buyer’s sole cost and expense.  Buyer agrees that in exercising its rights hereunder, Buyer will use and will cause Buyer’s agents to use their best efforts not to interfere with the activity of Seller or any persons occupying or providing service at the Property.  Buyer shall permit Seller to have an opportunity to have a representative present during any inspection of the Property.  Buyer agrees to cooperate with any reasonable request by Seller in connection with the timing of any such inspection.  Buyer shall not conduct or allow any physically intrusive testing of, on or under the Property without first obtaining Seller’s written consent.  As a condition precedent to Buyer’s right of access to the Property for the purposes hereinabove set forth, Buyer shall keep the Property free from any liens arising out of any work performed, materials furnished or obligations incurred by or on behalf of Buyer or Buyer’s agents, contractors and consultants with respect to any inspection, testing or Due Diligence of the Property which obligation shall survive termination of this Contract.  If any such lien at any time shall be filed, Buyer shall cause the same to be discharged of record within ten (10) calendar days thereafter by satisfying the same or, if Buyer, in Buyer’s discretion and in good faith determines that such lien should be contested, by recording a bond or obtaining a title indemnity acceptable to Seller.  Buyer hereby agrees to indemnify, defend and hold Seller harmless from and against any mechanics’, materialmens’, laborers’ or other lien which results from the activities of Buyer or any of Buyer’s agents on the Property.  The foregoing indemnity and restoration provisions shall survive the termination of this Contract in the event the transaction contemplated by this Contract does not close.  Whether or not the transaction described in this Contract shall close, Buyer shall indemnify, defend and hold Seller harmless from and against all claims, actions, damages, liability, loss, costs, attorney’s fees and expenses related to or arising from the Due Diligence performed by Buyer, or at Buyer’s direction.

6. OTHER AGREEMENTS:

(a) TITLE INSURANCE COSTS; TITLE APPROVAL; SURVEY APPROVAL:  Buyer shall be responsible for all title insurance costs, including the premium for the Owner’s Title Insurance Policy and any endorsements thereto.  If Buyer has an objection to items disclosed in the Commitment or the Survey provided for herein, Buyer shall, within ten (10) calendar days after receipt of both the Commitment and the Survey, in all events, however, no later than the expiration of the Due Diligence Period, to make written objections to Seller concerning matters shown on the Commitment or Survey.  If Buyer makes objections, Seller agrees to use reasonable efforts to cure such objections within ten (10) calendar days from the receipt thereof (“Cure Period”) with the understanding and agreement that Seller is not obligated either to incur costs or to institute litigation in pursuing any such efforts, but shall in all events be obligated to obtain the release of any liens against the Property voluntarily granted by Seller after the Effective Date.  If the written objections are not cured or satisfied within the Cure Period, Buyer shall, as Buyer’s sole and exclusive remedy, elect in a writing delivered to Seller within three (3) calendar days after the expiration of the Cure Period either (i) to terminate this Contract and the Earnest Money shall be returned to Buyer, or (ii) to waive the unsatisfied objections and close the transaction with no reduction in the Sales Price.  If Buyer does not notify Seller within three (3) calendar days after the Cure Period, Buyer shall be deemed to have elected to waive the unsatisfied objections and close the transaction with no reduction in the Sales Price.  If Buyer fails to timely notify Seller in writing of any such objections during the Due Diligence Period, it shall be deemed that Buyer has approved and found the Commitment, the Survey and all matters reflected on or in any of them to be acceptable and permitted hereunder and Buyer agrees to take title to the Property subject to such matters.  Any items to which Buyer does not object in writing within the Due Diligence Period or to which Buyer does object but subsequently waives (or is deemed to have waived) such objection shall be deemed to be a permitted exception(s) (“Permitted Exceptions”).

(b) PROPERTY CONDITION; AS IS, WHERE IS:  Buyer acknowledges and agrees that Buyer is experienced in the acquisition, development, ownership and operation of properties similar to the Property and that prior to the expiration of the Due Diligence Period, Buyer will have performed Due Diligence to Buyer’s sole and complete satisfaction.  Buyer acknowledges and agrees that Buyer is relying on Buyer’s (or Buyer’s representatives’) Due Diligence of the Property and not upon any statements (oral or written) that may have been made or may be made by Seller or any of Seller’s representatives.  As a material part of the consideration for this Contract, Buyer hereby agrees to accept the Property on the Closing Date in its “AS IS, WHERE IS” condition, with all faults, and without representation(s) and/or warranty(ies) by Seller of any kind, express or implied, or any arising by operation of law.

(c) BROKER’S FEE:  Buyer and Seller represent and warrant to each other that no real estate commissions, finders’ fees or brokers’ fees have been or will be incurred in connection with the sale of the Property by Seller to Buyer other than a commission payable by Seller only in the event of a Closing to NAI Hunneman Commercial Corp. (“Broker”) in accordance with a separate agreement.  Buyer shall indemnify, protect and hold Seller harmless from and against any and all claims and expenses for real estate commissions, finders’ fees or brokers’ fees made through Buyer.

(d) POSSESSION:  Notwithstanding any provisions of this Contract to the contrary, Seller shall, as of the Closing Date, remain in possession of the Property as a tenant of Buyer pursuant to the terms and conditions of that certain Lease (“Lease”) to be executed and delivered by the parties at the Closing.  The Lease shall be in the form attached hereto as Exhibit B.

(e) SALE EXPENSES:  The following sale expenses shall be allocated between the parties, as follows:

(i) SELLER’S EXPENSES:  1/2 of the Title Company’s Closing or escrow fees; all costs of releasing existing liens and recording the releases; preparation of the Deed; payment of transfer taxes and other expenses stipulated to be paid by Seller under other provisions of this Contract.

(ii) BUYER’S EXPENSES:  All expenses incident to any loan, 1/2 of the Title Company’s Closing or escrow fees; the Commitment and Owner’s Title Insurance Policy premiums; standard exception deletion premium; Due Diligence costs and expenses; costs of the Survey; the cost of recording the Deed; and other expenses stipulated to be paid by Buyer under other provisions of this Contract.

(f) PRORATIONS:  All real estate taxes and assessments on the Property shall be addressed as provided for in the Lease.  Seller may have filed and may continue to prosecute a complaint or appeal of the real property tax assessment for prior tax years, and may take related action which Seller deems appropriate in connection therewith.  Buyer shall cooperate with Seller in connection with such complaint or appeal and collection of a refund of real property taxes paid.  Seller owns and holds all right, title and interest in and to any appeals or refunds of real estate taxes payable for periods prior to the Closing, and all amounts payable in connection therewith shall be paid directly to Seller by the applicable authorities.  If such refund or any part thereof is received by Buyer, Buyer shall promptly pay such amount to Seller.  If and to the extent any such complaint or appeal covers the period after the Closing, Buyer shall have the right to participate in such complaint or appeal.  There shall be no prorations of Property-related costs, including with respect to water or other utility charges, assessments, or sales, ad valorem or any other taxes, fuels, prepaid service contracts, expenses or charges or any rents or maintenance fees.

(g) CONDEMNATION/CASUALTY:  If any part of the land area of the Property is condemned after the expiration of the Due Diligence Period and prior to the Closing Date, Seller shall promptly give Buyer written notice of such condemnation.  In the event of a condemnation, Buyer shall have the option either (i) to apply the proceeds of any condemnation award actually received by Seller prior to the Closing to reduce the Sales Price provided herein (or, in the event such proceeds have not been so received, to accept at the Closing an assignment of Seller’s rights therein and consummate the sale without reduction in the Sales Price), or (ii) to declare this Contract terminated by delivering written notice of termination to Seller within ten (10) calendar days after Buyer receives written notice of the condemnation (and if Buyer is not then in default hereof, the Earnest Money shall be returned to Buyer and, except as may otherwise be expressly set forth in this Contract, neither party hereto shall have any other or further rights, duties or liabilities under this Contract).  If Buyer elects to terminate this Contract pursuant to the foregoing sentence, all awards and compensation arising out of said condemnation shall be the property of Seller.  In the event of a casualty or a material change to the condition of the Property after the expiration of the Due Diligence Period and prior to the Closing Date (which Seller will not repair or restore prior to the Closing Date), Seller shall promptly give Buyer written notice thereof.  In such case, Buyer shall have the option, to be exercised by written notice to Seller within ten (10) calendar days after Buyer receives written notice of the casualty or material adverse change, to either (x) apply the proceeds of any insurance policy actually received by Seller prior to the Closing to reduce the Sales Price provided herein (or, in the event such insurance proceeds have not been so received, to accept at the Closing an assignment of Seller’s rights therein and consummate the sale without reduction in the Sales Price) or (y) to declare this Contract terminated by delivering written notice of termination to Seller (and if Buyer is not then in default hereof, the Earnest Money shall be returned to Buyer and, except as may otherwise be expressly set forth in this Contract, neither party hereto shall have any other or further rights, duties or liabilities under this Contract).  If Buyer elects to terminate this Contract pursuant to the foregoing sentence, all awards and compensation arising out of said casualty or material damage shall be the property of Seller.

(h) PRE-CLOSING OPERATIONS.  Until the Closing Date, the following rights and responsibilities shall pertain:

(i) Seller shall take such actions in maintaining the Property that a similarly situated seller would take in similar circumstances.  Any work performed by Seller on the Property shall be done in a good, workmanlike and lawful manner and shall be paid for by Seller.  Seller shall maintain insurance on the Property at all times during its possession thereof.

(ii) If Seller shall receive a notice of violation of any law, ordinance or code with respect to the Property, Seller shall notify Buyer of such notice and Seller’s proposed action with respect thereto.  If Seller shall receive a notice of violation of any law, ordinance or code with respect to the Property after expiration of the Due Diligence Period, Seller shall notify Buyer of such notice and Seller’s proposed action with respect thereto.  With respect to notices of violation after the Due Diligence Period, if Seller does not notify Buyer that Seller shall correct the violation of have the notice retracted lawfully, Buyer shall have the option, to be exercised by written notice to Seller within five (5) calendar days after Buyer receives written notice of the violation of law, to either (A) elect to proceed to Closing without a reduction in the Sales Price or (B) to declare this Contract terminated by delivering written notice of termination to Seller (and if Buyer is not then in default hereof, the Earnest Money shall be returned to Buyer and, except as may otherwise be expressly set forth in this Contract, neither party hereto shall have any other or further rights, duties or liabilities under this Contract).

7. TERMINATION; DEFAULT OR BREACH:

(a) TERMINATION:  If this Contract is terminated for any reason during the Due Diligence Period and if Buyer is not then in breach hereof, the Earnest Money shall be returned to Buyer and neither party hereto shall have any other or further rights, duties or liabilities under this Contract.

(b) DEFAULT OR BREACH:  If Buyer defaults under or breaches this Contract for any reason other than Seller’s default or breach hereunder, Seller may, as Seller’s sole and exclusive remedy, terminate this Contract and receive the Earnest Money as liquidated damages and not as a penalty, the parties acknowledging and agreeing that actual damages would be difficult if not impossible to ascertain in the event of such default and that such proceeds represent the parties’ best current estimate of such.  If Seller defaults under or breaches this Contract for any reason other than Buyer’s default or breach under this Contract, Buyer may, as Buyer’s sole and exclusive remedies, and provided Buyer is not in breach or default hereof, either (i) terminate this Contract and receive the Earnest Money, thereby releasing Seller from this Contract, or (ii) pursue specific performance of this Contract.  Under no circumstances shall Seller be liable to Buyer under this Contract for damages specifically including consequential damages.

8. REPRESENTATIONS AND WARRANTIES OF SELLER:

(a) Seller hereby represents and warrants to Buyer as follows, which representations and warranties shall be deemed made by Seller to Buyer also as of the Closing Date:

(i) Seller is duly authorized and empowered to sell the Property.

(ii) To the knowledge of Seller, Seller is not in default beyond any applicable cure periods under any contract relating to the Property.

(iii) To the knowledge of Seller, there is no pending or threatened litigation or pending or threatened condemnation or similar proceeding pertaining to the Property.

(b) All references in this Contract to “Seller’s knowledge” or words of similar import shall refer only to the actual knowledge of Michael F. Adams (Seller’s [President and CEO]) (the “Designated Employee”) and shall not be construed to refer to the knowledge of any other officer, agent or employee of Seller or any partner or affiliate thereof or to impose or have imposed upon the Designated Employee any duty to investigate the matters to which such knowledge, or the absence thereof, pertains, including, but not limited to, the contents of the files, documents and materials made available to or disclosed to Buyer or the contents of files maintained by the Designated Employee.  There shall be no personal liability on the part of the Designated Employee arising out of any representations or warranties made herein.

(c) If any representation or warranty above is known by Buyer, prior to the Closing, to be untrue and is not remedied by Seller prior to the Closing, Buyer may, as Buyer’s sole and exclusive remedy on account thereof, either (i) terminate this Contract, or (ii) waive Buyer’s objections and close the transaction with no reduction in the Sales Price.

(d) Any cause of action with respect to a breach of the representations and warranties by Seller set forth in this Contract shall survive for a period of six (6) months from the Closing Date, at which time such representations and warranties (and any cause of action resulting from a breach thereof not then in litigation) shall terminate.

9. MISCELLANEOUS:

(a) Any notice required or permitted to be delivered hereunder shall be deemed received when personally delivered or three (3) calendar days following deposit of such notice in the United States Mail, postage prepaid, certified mail, return receipt requested, or one (1) business day after deposit with a reputable overnight delivery service (such as Federal Express), addressed to Seller or Buyer, as the case may be, at the addresses set forth below the signature of such party in this Contract.

(b) This Contract shall be construed under and in accordance with the laws of The Commonwealth of Massachusetts.

(c) This Contract shall be binding upon and inure to the benefit of the parties hereto and, subject to Section 10 hereof, their successors and assigns.

(d) In case any one or more of the provisions contained in this Contract shall for any reason be held to be invalid, illegal and unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Contract shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

(e) This Contract, including Exhibits A and B attached hereto and the other items delivered pursuant hereto, constitutes the complete agreement of the parties and supersedes all prior understandings or written or oral agreements between the parties respecting the within subject matter and cannot be changed amended or supplemented except by their written consent.  This Contract as well as any amendments and/or supplements may be executed in counterparts, all of which shall be deemed to constitute one document.

(f) Time is of the essence in this Contract.  No extension of time for performance of any obligation or act shall be deemed an extension of time for performance of any other obligation or act.  Unless specified as business or working days, as used herein, any reference to a number of days shall mean calendar days.  If any date for performance of any of the terms, conditions or provisions hereof shall fall on a Saturday, Sunday or legal holiday, then the time of such performance shall be extended to the next business day thereafter.

(g) This transaction is and all of the terms herein are to be treated as strictly confidential by Buyer, except to the extent that Buyer is required to disclose the existence or terms hereof to any consultants, contractors, lenders, etc., as the release of all or any information relating to this transaction could be adverse and detrimental to Seller and Seller’s operations.  Buyer shall protect, indemnify and hold Seller harmless from and against all damages and losses as a result of Buyer or any of Buyer’s agents failure to abide by the terms of this subsection (g).  Any and all publicity releases or disclosures shall be subject to the review and approval by Seller in advance.

(h) A facsimile or electronic PDF of an executed Contract by Buyer and Seller in counterparts will be deemed acceptance upon delivery to the Title Company along with Buyer’s delivery of the Earnest Money by the deadline set forth in this Contract, followed by executed originals within five (5) calendar days after the Effective Date.

(i) The unsuccessful party in any lawsuit which is filed concerning this Contract, as determined by a final order which is entered in such lawsuit, shall pay to the prevailing party a reasonable sum for attorneys’ fees incurred by the prevailing party in such lawsuit.

(j) Buyer warrants and represents to Seller that Buyer is not, and shall not become, a person or entity with whom Seller is restricted from doing business with under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including, but not limited to, those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, but not limited to, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transaction or be otherwise associated with such persons or entities.

10. ASSIGNMENT:  On or before the Closing, Buyer may assign this Contract to an entity owned or controlled by Buyer upon reasonable prior notice to Seller (without requiring the prior written consent of Seller), but no such assignment shall relieve Buyer, from performing all of the obligations, covenants and agreements of Buyer hereunder, whether arising prior to or after the date of such assignment.

[Remainder of page intentionally left blank.  Signature page follows.]

EXECUTED in multiple originals on the dates set forth by each party’s signature, but effective upon the Effective Date as set forth below in the attached Earnest Money Receipt.

SELLER:	BUYER:

AdvanSource Biomaterials Corporation

By: /s/ Michael F. Adams	/s/ Chris Berardi
Michael F. Adams, its President and CEO	Chris Berardi

Date: December 22, 2011	Date: December 22, 2011

Seller’s Address/Telephone/Facsimile:	Buyer’s Address/Telephone/Facsimile:

AdvanSource Biomaterials Corporation 229 Andover Street Wilmington, MA 01887 Attention: Michael F. Adams Telephone No.: 978-657-0075 Facsimile No.: 978-657-0074 Email: madams@advbiomaterials.com	134 Upland Road Waban, MA 02468 __________________________ Attention: ____________ Telephone No.: 617.590.5612 Facsimile No.: ___.___.____ Email: ______@_______.com

with a copy to:	with a copy to:

David Dryer Seyfarth Shaw LLP Two Seaport Lane, Suite 300 Boston, MA 02210 Telephone No.: 617.946.4856 Facsimile No.: 617.946.4801 Email: ddryer@seyfarth.com	George Lemelman, Esq. 24 Daniel Street Falmouth, MA 02540 Telephone No.: 617.640.0818 Email: George@Lemelmanpc.com

Exhibit A - Property Description

Exhibit B - Lease

EARNEST MONEY RECEIPT

The Title Company hereby acknowledges receipt of this fully executed Contract and the Earnest Money in the amount of Fifty Thousand and No/100 Dollars ($50,000.00) on the _____ day of _________, 2011.  The “Effective Date” shall be the date set forth in the foregoing sentence.

North East Title Partners

By: /s/ William Bonaccorso
William Bonaccorso
Its:

EXHIBIT A

LEGAL DESCRIPTION

A certain parcel of land known as 229 Andover Street, Wilmington, Massachusetts as referenced in Certificate of Title No. 28060, more particularly described as follows;

NORTHWESTERLY: by Andover Street, two hundred ten (210) feet;
NORTHEASTERLY: by Lot 10, five hundred forty six and 61/100 feet (546.06);
SOUTHEASTERLY: by State (Route 125) Highway, three hundred fifteen and 24/100 (315.24) feet; and
SOUTHWESTERLY: by Lot 8 by two lines measuring together, three hundred forty-eight and 38/100 (348.38) feet;

All of said boundaries are determined by the Massachusetts Land Court to be located as shown on a subdivision pan 3984-N, as drawn by Dana F. Perkins & Sons Inc. Surveyors, dated January 9, 1967, as approved by the Court, filed in the Land Registration Office, a copy of a portion of which is filed with Certificate of Title 15932, and said land is shown as Lot Twelve (12) on said plan.

EXHIBIT B

LEASE

[See Attached]

B-